Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements No. 333-223322 and 333-222515 on Form S-8 of Liberty Latin America Ltd. of our report dated March 30, 2020, relating to the combined financial statements of AT&T Mobility Puerto Rico Inc., AT&T Mobility Virgin Islands Inc. and Beach Holding Corporation (components of AT&T Inc.) as of and for the years ended December 31, 2019 and 2018 appearing in this Current Report on Form 8-K/A of Liberty Latin America Ltd.

/s/ Ernst & Young LLP

Atlanta, Georgia

January 14, 2021